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                                                                     EXHIBIT 8.1
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                                                         _____________ __, 199__



AmeriCredit Financial Services, Inc.
200 Bailey Avenue
Fort Worth, Texas 76107-1220

          Re:  AmeriCredit Financial Services, Inc.
               Automobile Receivables-Backed Securities
               Series 199  -
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Gentlemen:

          We have acted as counsel to AmeriCredit Financial Services, Inc. in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Automobile Receivables-Backed Securities, Series 199__- ("Securities") which the Registrant plans to offer in series.

          The opinion contained in the relevant prospectus supplement constitutes a part of the Registration Statement under the heading "Certain Federal Income Tax Consequences", to the extent they constitute legal conclusions with respect to matters federal law, have been prepared by us and, in our opinion, provide a fair and accurate summary of such law or conclusions.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Consequences."

                         Very truly yours,